Hamilton Lane Announces Addition of Two New Independent Directors to Board
Bala Cynwyd, Penn. – May 30, 2017 – Hamilton Lane (NASDAQ: HLNE) announced the addition of Leslie F. Varon and David Berkman as independent directors to its Board, effective May 26, 2017. Ms. Varon was also appointed Chair of the Audit Committee.
“We are delighted to have Leslie and David join Griff Sexton as independent directors, thereby expanding the Board to six members including our CEO Mario Giannini, myself, and Erik Hirsch, our Vice Chairman,” said Hartley Rogers, Chairman of Hamilton Lane.

“As we continue to grow and serve our clients, we are committed to deepening our resources and furthering the spirit of innovation that has long existed at our firm,” Giannini said. “Leslie and David bring with them extensive experience in working with public companies across a variety of industries that we believe will enhance the strategic leadership of Hamilton Lane and help us achieve our mission of enriching lives and safeguarding futures.”

Prior to her retirement in 2017, Ms. Varon served as Chief Financial Officer of Xerox Corporation during which time she led the restructuring of the $18 billion business process services, printing equipment, software and solutions company.

Throughout her 37-year career, Ms. Varon held various roles at Xerox, including as Vice President of Investor Relations and as VP Finance & Corporate Controller, a role she held for nearly nine years. In that capacity, she oversaw global financial operating executives and had responsibility for corporate financial planning and analysis, accounting, internal audit, risk management, global real estate and worldwide shared services centers. From 2006 to 2017, she served on the board of Xerox International Partners, a joint venture between Xerox Corporation and Fuji Xerox Corporation, representing Xerox Corporation’s ownership stake.

Mr. Berkman is the Managing Partner of Associated Partners, LP, a private equity firm primarily engaged in telecommunications infrastructure investments. In this role, which he has held for more than 17 years, he has oversight for various investment, operations and governance functions. Mr. Berkman serves on the boards (or equivalent bodies) of Entercom Communications Corp. (NYSE: ETM), Actua Corporation (NASDAQ: ACTA) and Franklin Square Holdings, LP. Previously, he had served on the board of Diamond Resorts International, Inc. until the sale of that company to a private investor in September 2016.

He also serves on the advisory committee of First Round Capital, a venture firm. Civically, Mr. Berkman serves on the Board of Overseers of the University of Pennsylvania School of Engineering and Applied Science.

About Hamilton Lane
Hamilton Lane (NASDAQ: HLNE) is a leading alternative investment management firm providing innovative private markets solutions to sophisticated investors around the world. Dedicated to private markets investing for 25 years, the firm currently employs more than 290 professionals operating in offices throughout the U.S., Europe, Asia, Latin America and the Middle East. With more than $332 billion in total assets under management and supervision as of December 31, 2016, Hamilton Lane offers a full range of investment products and services that enable clients to participate in the private markets asset class on a global and customized basis. For more information, please visit www.hamiltonlane.com, or follow Hamilton Lane on Twitter: @hamilton_lane.

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